Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cardtronics, Inc.:
We consent to the use of our report dated March 28, 2008, with respect to the consolidated balance sheets of Cardtronics, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our audit report dated March 28, 2008, covering the December 31, 2007 consolidated financial statements for Cardtronics, Inc. contains an explanatory paragraph that states that effective January 1, 2007 Cardtronics, Inc. adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109", and effective January 1, 2006 adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment".
/s/ KPMG LLP
Houston, Texas
May 30, 2008